Exhibit 10.2

January 7, 2016

Mary Amicucci

Dear Mary,

It’s my pleasure to confirm our offer. The following represents the key elements of our offer:

Position:	Chief Merchandising Officer

Reports to:	Jaime Carey – Chief Operations Officer

Starting Date:	January 4, 2016

Base Salary:	$525,000 per annum, subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle.

Incentive Compensation:	Eligible to participate in our Incentive Compensation Plan in accordance with the terms and conditions of any applicable plan document. The target level annual bonus payment for your position is 60% of your base salary. Payments under the plan are based upon achievement of measurable objectives as defined by the Company each fiscal year. The fiscal year period is defined as May 1st to April 30th.

Long-Term Incentive Plan:	Subject to the approval by our Compensation Committee, you will be eligible to participate in our annual long-term incentive program (LTIP). Given your role and responsibilities, your total target long-term incentive grant value for Fiscal Year 2017 is $450,000, which will be delivered 50% in restricted stock units (RSUs) and 50% in performance stock units (PSUs). The RSUs will be subject to a 3-year graded vesting schedule and the PSUs will vest at the end of a 3-year performance cycle based on the achievement of certain financial metrics. The actual number of RSUs and PSUs will be calculated using the closing price of our common stock on the grant date.

Benefits:	During your employment, you will be eligible for employee benefits consistent with the Company’s practices and applicable law and in accordance with the terms of the applicable benefit plans as they currently exist and subject to any future modifications in the Company’s discretion. You will be eligible to participate in the Company’s health and welfare programs after sixty (60) days of continuous employment. Plan details to follow, upon acceptance of offer of employment.

401(k) Savings Plan:	Eligible to contribute and to receive company matching contributions after completing after completing 1,000 hours in a year (i.e., after approximately six months of continuous full-time service) in accordance with the terms and conditions of the applicable plan.

Vacation:	4 weeks annually

Severance:

Should your employment terminate for any reason other than your voluntary resignation or termination by the Company for “Cause” as defined below, you will be eligible to receive a severance package that will be equal to twelve (12) months of base salary, payable in bi-weekly installments, less applicable taxes and withholdings.

By signing below, you understand and agree that any severance benefits provided by the Company are contingent on your executing a General Release in the form provided by the Company in exchange for severance benefits at the time the severance benefits are offered.

For purposes of this letter, to the extent permitted and in accordance with applicable law, “Cause” means (A) your engaging in misconduct or gross negligence which is injurious to Company; (B) your indictment or conviction by a court of competent jurisdiction with respect to any felony or other crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants), or your entry of a plea of nolo contendere with respect to any felony involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants); (C) any gross negligence, intentional acts or intentional omissions by you, as determined by the Company in connection with the performance of the duties and responsibilities of your employment hereunder; (D) engaging in any act of misconduct or moral turpitude, as determined by the Company; (E) abuse of or dependency on alcohol or drugs (illicit or otherwise) which adversely affects job performance; (F) failure or refusal by you to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company; or (G) breach of this Agreement or of any other duty to, written policy of, or agreement with the Company.

During your employment, you will be subject to all of the policies, rules and regulations applicable to employees of the Company, as they currently exist and subject to any future modifications in the Company’s discretion.

By signing below, you represent, and hereby confirm, that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions, including without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

This offer is contingent upon verification of your identity and your ability to legally work for the Company in the United States. In addition, this offer is contingent upon satisfactory references and verification of your employment record, academic credentials and any certifications represented on your employment application and/or resume.

This letter is merely a summary of the principal terms of our employment offer, is not a contract of employment for any definite period of time and does not alter your at-will employment status. This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter. You also will be required to sign the enclosed Terms and Conditions of Employment as a condition of your employment with the Company.

If you wish to accept this offer of employment as set forth above, please sign both documents and return to me as soon as possible. If you have any questions, please call me at your convenience at 212-633-3280.

Sincerely,

/s/ Michelle Smith

Michelle Smith
Vice President, Human Resources

Enclosure

Agreed and Accepted:

/s/ Mary Amicucci